Exhibit 10.1

AMSURG CORP.

PERFORMANCE SHARE UNIT AWARD AGREEMENT

THIS PERFORMANCE SHARE UNIT AWARD AGREEMENT (this “Agreement”) is made and entered into as of February     , 2015 (the “Grant Date”), between AmSurg Corp., a Tennessee corporation, together with its subsidiaries (the “Company”), and NAME (the “Grantee”), under the Company’s 2014 Equity and Incentive Plan (the “Plan”). Capitalized terms not otherwise defined herein shall have the meaning ascribed to such terms in the Plan.

WHEREAS, the Company has adopted the Plan, which permits the issuance of Performance Awards denominated in Restricted Share Units (“Performance Share Units”), each of which represents the right to receive one share of the Company’s common stock, no par value per share (a “Share”), upon certain terms and conditions as set forth herein; and

WHEREAS, pursuant to the Plan, the Committee responsible for administering the Plan has granted an award of Performance Share Units to the Grantee as provided herein.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1. Grant of Performance Share Units.

(a) The Company hereby grants to the Grantee an award (the “Award”) of # Performance Share Units (the “PSUs”, and such number of PSUs, the “Target Award”) on the terms and conditions set forth in this Agreement and as otherwise provided in the Plan. A bookkeeping account will be maintained by the Company to keep track of the PSUs and any dividend equivalent units that may accrue as provided in Section 5.

(b) The Grantee’s rights with respect to the Award shall remain forfeitable at all times prior to the date on which the restrictions shall lapse in accordance with Section 2 hereof.

2. Restricted Period.

(a) Definition. Except as provided herein and subject to such other exceptions as may be determined by the Committee in its discretion, the “Restricted Period” for the Award means the period that begins on the Grant Date and expires with respect to one-third of the PSUs on each of the date the Committee certifies that the performance targets over the Performance Period (as defined in Exhibit A), the second anniversary of the date hereof and third anniversary of the date hereof (each such date, a “Vesting Date”), but only if (i) and to the extent the Company has achieved the performance targets over the Performance Period as certified by the Committee, and (ii) the Grantee has remained in service with the Company continuously until the applicable Vesting Date. The number of PSUs that become eligible to vest may be greater than or less than the Target Award, as more specifically set forth on Exhibit A. The number of PSUs that are eligible to vest as a result of the actual achievement of the performance targets are hereinafter referred to as the “Eligible PSUs”. The portion of the PSUs that do not vest, if any, as a result of the Company’s performance shall be cancelled upon the Committee’s certification of the actual performance against the applicable performance targets and the Grantee shall have no further rights thereto.

(b) Termination of Employment. Except as provided in Section 2(c), Section 2(d), Section 2(e) or as otherwise provided by the Committee, if the Grantee’s service as an employee of the Company terminates for any reason during the Restricted Period applicable to any PSUs, the Grantee shall forfeit all rights with respect to all such PSUs with respect to which the applicable Restricted Period has not ended as of such date, and all rights of the Grantee to such PSUs and any dividend equivalents accrued thereon shall terminate, without further obligation on the part of the Company.

(c) Death or Disability. Notwithstanding Section 2(b), (i) the Restricted Period shall end with respect to the Target Award and such PSUs shall immediately vest upon the Grantee’s death or Disability on or prior to the end of the Performance Period, and (ii) the Restricted Period shall end with respect to the Eligible PSUs and such PSUs shall immediately vest upon the Grantee’s death or Disability following the end of the Performance Period. For purposes of this Agreement, “Disability” shall have the same meaning as such term is defined under Section 409A of the Code.

(d) Retirement. Notwithstanding Section 2(b), in the event of Grantee’s Retirement, the Restricted Period shall end with respect to the Eligible PSUs and such Eligible PSUs shall immediately thereupon vest; provided, that if Grantee’s Retirement occurs prior to the end of the Performance Period, Grantee shall vest in the Eligible PSUs, and such PSUs shall settle at the time the Committee certifies the actual performance of the Company as set forth in Exhibit A (or if earlier, upon a Change in Control as described in Section 2(e).

(e) Change in Control. Upon the occurrence of a Change in Control:

(i) In the event the entity surviving the Change in Control (the “Successor”) assumes the Award granted hereby, the number of PSUs that shall be eligible to vest shall be (A) the Target Award, if the Change in Control occurs on or prior to the end of the Performance Period, or (B) the Eligible PSUs, if the Change in Control occurs after the end of the Performance Period. The Restricted Period for any PSUs that are eligible to vest pursuant to (A) or (B) above shall end on the otherwise applicable Vesting Date; provided, that notwithstanding Section 2(a), in the event the Grantee’s employment with the Successor is terminated without Cause by the Successor, or terminates for Good Reason by the Grantee or on account of Grantee’s death or Disability prior to such Vesting Date, the Restricted Period shall end with respect to any PSUs with respect to which the Restricted Period had not yet ended and such PSUs shall immediately thereupon vest.

(ii) In the event the Successor does not assume the Award granted hereby or in the event the Grantee is eligible for Normal Retirement as of the date of the Change in Control, the Restricted Period shall end with respect to a number of PSUs equal to (A) the Target Award, if the Change in Control occurs on or prior to the end of the Performance Period, or (B) the Eligible PSUs, if the Change in Control occurs after the end of the Performance Period, and such PSUs shall vest as of the effective date of the Change in Control and the appropriate number of Shares shall be released in accordance with Section 3.

For purposes of this Agreement, unless otherwise defined in any other contractual agreement between Grantee and the Company, “Good Reason” means any of the following actions, without the Grantee’s express prior written approval: (A) there is a material diminution in the nature or the scope of the Grantee’s authority and responsibilities; (B) there is a material diminution in the Grantee’s rate of base salary or overall compensation (for reasons other than Company performance or stock price); (C) the Company changes the principal location in which Grantee is required to perform services outside a twenty (20) mile radius of such location without Grantee’s consent. “Good Reason” shall exist only if (A) Grantee notifies the Company of the existence of the condition that otherwise constitutes Good Reason within ninety (90) days of the initial existence of the condition, (B) the Company fails to remedy the condition within forty-five (45) days following its receipt of Grantee’s notice of Good Reason and (C) the Grantee separates from service from the Company due to the condition within twelve (12) months of the initial existence of such condition. For purposes of this definition, “Company” includes any Successor and any Subsidiary or Affiliate of a Successor.

3. Settlement of PSUs upon Lapse of Restricted Period. The Grantee shall be entitled to the settlement of the PSUs covered by this Agreement at the time that the Restricted Period applicable to such PSUs ends and such PSUs vest pursuant to Section 2(a), Section 2(c), Section 2(d) or Section 2(e), as applicable (any such date, the “Settlement Date”). Such settlement shall be made as promptly as practicable thereafter (but in no event after the thirtieth day following the Settlement Date), through the issuance to the Grantee (or to the executors or administrators of Grantee’s estate in the event of the Grantee’s death) of a stock certificate (or evidence such Shares have been registered in the name of the Grantee with the relevant stock agent) for a number of Shares equal to the number of such vested PSUs and any Dividend Equivalent Units that may have accrued pursuant to Section 5 hereof; provided, that any cash-based dividend equivalent rights granted pursuant to Section 5 hereof and any fractional Dividend Equivalent Units shall be paid in cash when (and only if) the PSUs to which they relate settle to the Grantee. The Grantee may receive, hold, sell or otherwise dispose of any such Shares issued in settlement of the PSUs hereunder free and clear of any restrictions imposed under the Plan or this Agreement.

4. Withholding Obligations. Except as otherwise provided by the Committee, upon the settlement of any PSUs subject to this Award, the Company shall reduce the number of Shares (and the amount of cash, in the case of cash-based dividend equivalent rights) that would otherwise be issued to the Grantee upon settlement of the Award by a number of Shares having an aggregate Fair Market Value on the date of such issuance (or cash, if applicable) equal to the payment to satisfy the minimum withholding tax obligation of the Company with respect to which the Award is being settled.

5. Dividend Rights. The Grantee shall receive dividend equivalent rights in respect of the PSUs covered by this Award at the time of any payment of dividends to stockholders on Shares. At the Company’s option, the PSUs will be credited with either (a) additional Performance Share Units (the “Dividend Equivalent Units”) (including fractional units) for cash dividends paid on Shares by (i) multiplying the cash dividend paid per Share by the number of PSUs (and previously credited Dividend Equivalent Units) outstanding and unpaid, and (ii) dividing the product determined above by the Fair Market Value of a Share, in each case, on the date the dividend record date, or (b) a cash amount equal to the amount that would be payable to the Grantee as a stockholder in respect of a number of Shares equal to the number of PSUs (and previously credited Dividend Equivalent Units) outstanding and unpaid as of the dividend record date; provided, that cash-based dividend equivalents shall be paid unless the Committee affirmatively elects to pay Dividend Equivalent Units. The PSUs will be credited with Dividend Equivalent Units for stock dividends paid on shares of the Company’s Common Stock by multiplying the stock dividend paid per Share by the number of PSUs (and previously credited Dividend Equivalent Units) outstanding and unpaid on the dividend record date. Each Dividend Equivalent Unit shall have a value equal to one Share. Each Dividend Equivalent Unit or cash dividend equivalent right will vest and be settled or payable at the same time as the PSU to which the dividend equivalent right relates. For the avoidance of doubt, no dividend equivalent rights shall accrue under this Section 5 in the event that any dividend equivalent rights or other applicable adjustments pursuant to Section 7 hereof provide similar benefits.

6. No Right to Continued Employment. This Agreement shall not be construed as giving Grantee the right to be retained in the employ of the Company, and the Company may at any time dismiss Grantee from employment, free from any liability or any claim under the Plan.

7. Adjustments. The Committee shall make equitable and proportionate adjustments in the terms and conditions of, and the criteria included in, this Award in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 4.2 of the Plan) affecting the Company, or the financial statements of the Company, or of changes in applicable laws, regulations, or accounting principles in accordance with the Plan.

8. Amendment to Award. Subject to the restrictions contained in the Plan, the Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate the Award, prospectively or retroactively; provided that any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would materially and adversely affect the rights of the Grantee or any holder or beneficiary of the Award shall not to that extent be effective without the consent of the Grantee, holder or beneficiary affected.

9. Plan Governs. The Grantee hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof. The terms of this Agreement are governed by the terms of the Plan, and in the case of any inconsistency between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall govern.

10. Recoupment Policy. Notwithstanding any provision of the Plan or this Agreement to the contrary, the Company may require the Grantee to return Shares (or the value of such Shares when originally released to Grantee), cash dividend equivalents paid and any other amount required by law or by applicable Company policy to be returned, in the event that such repayment is required in order to comply with the Company’s clawback or recoupment policy as then in effect or any laws or regulations relating to restatements of the Company’s publicly-reported financial results.

11. Severability. If any provision of this Agreement is, or becomes, or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Person or the Award, or would disqualify the Plan or Award under any laws deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person or Award, and the remainder of the Plan and Award shall remain in full force and effect.

12. Notices. All notices required to be given under this Grant shall be deemed to be received if delivered or mailed as provided for herein, to the parties at the following addresses, or to such other address as either party may provide in writing from time to time.

To the Company:	AMSURG
1A Burton Hills Boulevard
Nashville, Tennessee 37215
Attn: Director of Human Resources

To the Grantee:	The address then maintained with respect to the Grantee in the Company’s records.

13. Governing Law. The validity, construction and effect of this Agreement shall be determined in accordance with the laws of the State of Tennessee without giving effect to conflicts of laws principles.

14. Successors in Interest. This Agreement shall inure to the benefit of and be binding upon any successor to the Company. This Agreement shall inure to the benefit of the Grantee’s legal representatives. All obligations imposed upon the Grantee and all rights granted to the Company under this Agreement shall be binding upon the Grantee’s heirs, executors, administrators and successors.

15. Resolution of Disputes. Any dispute or disagreement which may arise under, or as a result of, or in any way related to, the interpretation, construction or application of this Agreement shall be determined by the Committee. Any determination made hereunder shall be final, binding and conclusive on the Grantee and the Company for all purposes.

16. Section 409A. Notwithstanding anything herein to the contrary, to the maximum extent permitted by applicable law, the settlement of the PSUs to be made to the Grantee pursuant to this Agreement is intended to qualify as a “short-term deferral” pursuant to Section 1.409A-1(b)(4) of the Regulations and this Agreement shall be interpreted consistently therewith. However, in any circumstances where the settlement of the PSUs may not so qualify, the Committee shall administer the grant and settlement of such PSUs in strict compliance with Section 409A of the Code. Further, notwithstanding anything herein to the contrary, to the extent that this Award constitutes deferred compensation for purposes of Section 409A of the Code (i) no PSU payable upon the Grantee’s termination of service shall be issued, unless Grantee’s termination of service constitutes a “separation from service” within the meaning of Section 1.409A-1(h) of the Treasury Regulations and (ii) if at the time of a Grantee’s termination of employment or service with the Company and all “service recipients” (as defined in the applicable provision of the Treasury Regulations), the Grantee is a “specified employee” as defined in Section 409A of the Code, and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of service is necessary in order to prevent the imposition of any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to the Grantee) to the minimum extent necessary to satisfy Section 409A of the Code until the date that is six months and one day following the Grantee’s termination of employment or service with the Company (or the earliest date as is permitted under Section 409A of the Code), if such payment or benefit is payable upon a termination of employment or service. Each payment of PSUs constitutes a “separate payment” for purposes of Section 409A of the Code. Notwithstanding any other provision of this Agreement or the Plan to the contrary, to the extent that this PSU Agreement constitutes deferred compensation for purposes of Section 409A of the Code, a “Change in Control” for purposes of this Agreement shall mean “change in the ownership of the Company,” a “change in the effective control of the Company,” or a “change in the ownership of a substantial portion of the Company’s assets,” as such terms are defined in Section 1.409A-3(i)(5) of the Treasury Regulations.

IN WITNESS WHEREOF, the parties have caused this Performance Share Unit Award Agreement to be duly executed effective as of the day and year first above written.

AMSURG CORP.

By:

Name:
Title:

GRANTEE:

Name